Exhibit 23.2

ROBERT JARKOW
CERTIFIED PUBLIC ACCOUNTANT

3111 North Andrews Avenue
Fort Lauderdale, Florida 33309

(954) 630-9070

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the use in the foregoing Registration Statement on Form S-1 of our report dated November 20, 2002, relating to the consolidated financial statements of DDS Holdings, Inc. (formerly Black Diamond Industries, Inc.) and Subsidiary appearing in the Black Diamond Industries, Inc. Annual Report on Form 10-KSB/A for the period ended November 14, 2002 and the year ended October 31, 2002, filed with the Securities and Exchange Commission on December 9, 2002, and to the reference to our Firm under the caption “Experts” in the Prospectus.

ROBERT JARKOW
Certified Public Accountant

Ft. Lauderdale, Florida
November 12, 2002